UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
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Martha Stewart Living Omnimedia, Inc.

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April 7, 2006

Dear Stockholder:

You are cordially invited to attend the 2006 Annual Meeting of Stockholders of Martha Stewart Living Omnimedia, Inc., which will be held at The Equitable Auditorium located at 787 Seventh Avenue, New York, New York, on May 16, 2006, at 2:00 p.m., New York City time.

At this year’s stockholders’ meeting, you will be asked to elect eight directors to our Board of Directors. Our Board of Directors unanimously recommends a vote FOR this proposal.

It is important that your shares be represented and voted at the Annual Meeting regardless of the size of your holdings. Whether or not you plan to attend the Annual Meeting, you may vote your shares by using the enclosed proxy card, by telephone or via the Internet, as described in the enclosed materials.

Attendance at the Annual Meeting will be limited to stockholders of record as of the close of business on March 27, 2006, and to our invited guests. I look forward to greeting those of you who attend the meeting.

Sincerely,

SUSAN LYNE
President and Chief Executive Officer

PLEASE NOTE THAT THIS WILL BE A BUSINESS MEETING.  The meeting will be limited to stockholders as of the record date (or their authorized representatives) having evidence of their stock ownership as of the record date. If you plan to attend the meeting, please mark the appropriate box on your proxy card. If your stock is held in the name of a bank, broker or other holder of record and you plan to attend the meeting, please bring proof of your ownership as of the record date, such as a bank or brokerage account statement, which you will be required to show at the registration tables at the door. Registration will begin at 12:30 p.m. and seating will begin at 1:30 p.m. Each stockholder will be asked to present valid government-issued picture identification, such as a driver’s license or passport. Cameras, recording devices and other similar electronic devices will not be permitted at this meeting.

11 West 42nd Street	New York, New York 10036	(212) 827-8000

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS To Be Held On May 16, 2006
PROXY STATEMENT
PROPOSAL 1 ELECTION OF DIRECTORS
MEETINGS AND COMMITTEES OF THE BOARD
COMPENSATION OF OUTSIDE DIRECTORS
INFORMATION CONCERNING EXECUTIVE OFFICERS AND OUR FOUNDER
EXECUTIVE COMPENSATION
EMPLOYMENT AND SEVERANCE ARRANGEMENTS
EQUITY COMPENSATION PLANS
COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
SECTION 16( a ) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
OTHER RELATIONSHIPS
PERFORMANCE GRAPH
REPORT OF THE AUDIT COMMITTEE
INDEPENDENT PUBLIC ACCOUNTANTS
PRINCIPAL ACCOUNTANT FEES AND SERVICES
ANNUAL REPORTS
“HOUSEHOLDING” OF PROXY MATERIALS
PROPOSALS OF STOCKHOLDERS
OTHER MATTERS

MARTHA STEWART LIVING OMNIMEDIA, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held On May 16, 2006

To the Stockholders:

The Annual Meeting of Stockholders of Martha Stewart Living Omnimedia, Inc., a Delaware corporation, will be held at The Equitable Auditorium located at 787 Seventh Avenue, New York, New York, on May 16, 2006, at 2:00 p.m., New York City time, for the following purposes:

1. To elect eight directors to our Board of Directors, each to hold office for a term of approximately one year ending on the date of our next succeeding annual meeting of stockholders or until such director’s respective successor shall have been duly elected and qualified; and

2. To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

Only holders of record of our Class A Common Stock and Class B Common Stock as of the close of business on March 27, 2006 are entitled to notice of, and to vote at, the Annual Meeting. You may examine a list of such stockholders for any purpose germane to the meeting during the 10-day period preceding the meeting at our offices located at 11 West 42nd Street, New York, New York 10036 during ordinary business hours.

This Notice and the enclosed Proxy Statement and proxy card are first being mailed to our stockholders on or about April 7, 2006.

By order of the Board of Directors,

JOHN R. CUTI
Secretary & General Counsel

New York, New York
April 7, 2006

YOUR VOTE IS IMPORTANT

WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING IN PERSON, WE URGE YOU TO SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD AT YOUR EARLIEST CONVENIENCE IN THE POSTAGE-PAID ENVELOPE PROVIDED. IN THE ALTERNATIVE, STOCKHOLDERS MAY VOTE VIA THE INTERNET OR TELEPHONE AS DESCRIBED IN THE ENCLOSED MATERIALS.

MARTHA STEWART LIVING OMNIMEDIA, INC.
11 West 42nd Street
New York, New York 10036

PROXY STATEMENT

In this Proxy Statement, the terms we, us, our, the Company and MSO refer to Martha Stewart Living Omnimedia, Inc., a Delaware corporation, and, unless the context requires otherwise, to Martha Stewart Living Omnimedia LLC (“MSLO LLC”), the legal entity that prior to October 22, 1999, operated many of the businesses we now operate, and their respective subsidiaries.

This Proxy Statement first mailed on or about April 7, 2006 is being furnished to holders of our Class A Common Stock and Class B Common Stock in connection with the solicitation of proxies by our Board of Directors for use at our Annual Meeting of Stockholders (the “Annual Meeting”) to be held for the purposes described in this Proxy Statement. Each copy of this Proxy Statement mailed to holders of our Class A Common Stock and Class B Common Stock is accompanied by a form of proxy for use at the Annual Meeting.

At the Annual Meeting, our stockholders will be asked:

1. To elect eight directors to our Board, each to hold office for a term of approximately one year ending on the date of our next succeeding annual meeting of stockholders or until such director’s respective successor shall have been duly elected and qualified; and

2. To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

Date, Time And Place Of Meeting

The Annual Meeting will be held on May 16, 2006, at 2:00 p.m. New York City time, at The Equitable Auditorium located at 787 Seventh Avenue, New York, New York.

Record Date; Shares Outstanding And Entitled To Vote

Only holders of record of our Class A Common Stock and Class B Common Stock at the close of business on March 27, 2006 (the “Record Date”) are entitled to notice of, and will be entitled to vote at, the Annual Meeting. Each share of our Class A Common Stock entitles its holder to one vote and each share of our Class B Common Stock entitles its holder to ten votes. Holders of our Class A Common Stock and Class B Common Stock will vote together as a single class on all matters to be voted upon at the Annual Meeting. As of March 27, 2006, there were 25,327,122 shares of Class A Common Stock and 26,873,512 shares of Class B Common Stock outstanding. All of our outstanding shares of Class B Common Stock are beneficially owned by Martha Stewart, our founder.

Voting And Revocation Of Proxies

The proxy card accompanying this Proxy Statement is solicited on behalf of our Board for use at the Annual Meeting. You are requested to complete, date and sign the accompanying proxy card and promptly return it in the accompanying envelope or otherwise mail it to us pursuant to the directions on the card. In the alternative, you may vote via the Internet or telephone as indicated in the enclosed materials. All proxies that are properly executed and returned to us and that are not subsequently revoked will be voted at the Annual Meeting in accordance with the instructions indicated thereon. If no instructions are indicated, such proxies will be voted FOR the proposals described in this Proxy Statement.

Our Board does not currently intend to bring any business before the Annual Meeting other than the election of directors. So far as is known to our Board, no other matters are to be brought before the stockholders at the Annual Meeting. If any other business properly comes before the stockholders at the Annual Meeting, however, it is intended that proxies, in the form enclosed, will be voted on such matters in accordance with the judgment of the persons voting such proxies.

A stockholder who has given a proxy may revoke it at any time before it is exercised at the Annual Meeting by:

•	delivering to Automatic Data Processing a written notice, bearing a date later than that indicated on the proxy, stating that the proxy is revoked;

•	signing and delivering a subsequently dated proxy relating to the same shares prior to the vote at the Annual Meeting; or

•	attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not, by itself, revoke a proxy).

You should send any written notice or new proxy card to Martha Stewart Living Omnimedia, Inc. c/o Automatic Data Processing, 51 Mercedes Way, Edgewood, New York 11717. You may request a new proxy card by calling Martha Stewart Living Omnimedia, Inc. at (212) 827-8455.

Quorum And Voting Requirements

The required quorum for the transaction of business at our Annual Meeting is a majority of the collective voting power represented by our Class A Common Stock and Class B Common Stock issued and outstanding on the Record Date (the “Total Voting Power”), which shares must be present in person or represented by proxy at the Annual Meeting.

The election of directors requires that a plurality of the votes represented, in person or by proxy, at the Annual Meeting be voted in favor of the proposal, assuming that a quorum is present. Accordingly, the eight directorships to be filled at the Annual Meeting will be filled by the eight nominees receiving the highest number of votes. In the election of directors, votes may be cast in favor of, or withheld with respect to, any or all nominees; votes that are withheld, although counted for purposes of determining whether there is a quorum at the Annual Meeting, will have no effect on the outcome of the vote.

Solicitation Of Proxies And Expenses

We will bear the costs of the preparation of proxy materials and the solicitation of proxies from our stockholders. In addition to the solicitation of proxies by mail, our directors, officers and employees may solicit proxies from stockholders by telephone, telegram, letter, facsimile, in person or by other means of communication. Directors, officers and employees will receive no additional compensation for such solicitation. Following the original mailing of the proxies and other soliciting materials, we will request brokers, custodians, nominees and other record holders to forward copies of the proxy and other soliciting materials to persons for whom they hold shares of common stock and to request authority for the exercise of proxies. In such cases, we will, upon the request of the record holders, reimburse such holders for costs incurred by them in mailing proxy materials to beneficial owners in accordance with applicable rules. We will not employ the services of an independent proxy solicitor in connection with our Annual Meeting.

PROPOSAL 1

ELECTION OF DIRECTORS

Information Concerning Nominees

At the Annual Meeting, a Board of eight directors will be elected to hold office until our next Annual Meeting or until their successors are duly elected and qualified. Although our management does not anticipate that any of the persons named below will be unable or unwilling to stand for election, in the event of such an occurrence, proxies that are not revoked will be voted for a substitute designated by the Board.

All of the nominees for election as directors at the Annual Meeting, Rick Boyko, Michael Goldstein, Jill A. Greenthal, Charles A. Koppelman, Susan Lyne, Wenda Harris Millard, Thomas C. Siekman and Bradley E. Singer, currently serve as directors of the Company and are standing for re-election. Each of the Company’s nominees for director was recommended by our Nominating and Corporate Governance Committee.

The name and certain background information about each of the Board’s nominees for election is set forth below. There are no family relationships among directors or executive officers of Martha Stewart Living Omnimedia.

Susan Lyne — President, Chief Executive Officer and Director, age 55.  Ms. Lyne has served as our President and Chief Executive Officer since November 2004 and as one of our directors since June 2004. From January 2002 to May 2004, Ms. Lyne was the President of ABC Entertainment and held various executive positions at the ABC television network from 1998 to 2002. Prior to this, she was Executive Vice President of Walt Disney Pictures and Television, Inc. from 1996 to 1998.

Charles A. Koppelman — Chairman of the Board of Directors, age 66.  Mr. Koppelman has served as our Chairman since June 2005 and as one of our directors since July 2004. Mr. Koppelman currently serves as Chairman and Chief Executive Officer of CAK Entertainment Inc., a music and entertainment business. From 1990 to 1994, he served first as Chairman and Chief Executive Officer of EMI Music Publishing and then from 1994 to 1997 as Chairman and Chief Executive Officer of EMI Records Group, North America. Mr. Koppelman is also a former director of Steve Madden Ltd., and served as Chairman of the Board of that company from 2000 to May 2004.

Rick Boyko — Director, age 57.  Mr. Boyko has served as one of our directors since June 2004. Mr. Boyko currently serves as the Managing Director of the VCU Adcenter, a graduate program in advertising at Virginia Commonwealth University. Prior to that Mr. Boyko served as Co-President and Chief Creative Officer of Ogilvy & Mather, New York from 1997 through 2003. In 1998, Mr. Boyko assumed the additional responsibility of Chief Creative Officer of the North American region. Mr. Boyko joined Ogilvy & Mather Worldwide, Inc. in 1989 and held various executive creative positions.

Michael Goldstein — Director, age 64.  Mr. Goldstein has served as one of our directors since June 2004. Since June 2001, Mr. Goldstein has been Chairman of the Toys “R” Us Children’s Fund, Inc., a charitable foundation. Mr. Goldstein was Chairman of the Board of Toys “R” Us, Inc. from February 1998 to June 2001, Vice Chairman of the Board and Chief Executive Officer from February 1994 to February 1998, and served as acting Chief Executive Officer from August 1999 to January 2000. Mr. Goldstein is also a director of United Retail Group Inc., 4Kids Entertainment, Inc., Medco Health Solutions, Inc., Finlay Enterprises, Inc. and Pacific Sunwear of California, Inc.

Jill A. Greenthal — Director, age 49.  Ms. Greenthal was appointed to be one of our directors in February 2006. Ms. Greenthal is a Senior Managing Director of The Blackstone Group. Prior to joining Blackstone in 2003, Ms. Greenthal was Co-Head of the Global Media Group, Co-Head of the Boston office and a member of the Executive Board of Investment Banking at Credit Suisse First Boston. Ms. Greenthal was also Co-Head of the Boston office of Donaldson, Lufkin and Jenrette before its acquisition by CSFB. Prior to joining DLJ, she was Head of the Media Group at Lehman Brothers.

Wenda Harris Millard — Director, age 51.  Ms. Millard has served as one of our directors since June 2004. Ms. Millard has been the Chief Sales Officer of Yahoo! Inc. since 2001. Prior to this, she was Chief Internet Officer at Ziff Davis Media and president of Ziff Davis Internet from 2000 to 2001. From 1996 through 2000 Ms. Millard was Executive Vice President and one of the founding members of DoubleClick.

Thomas C. Siekman — Lead Director, age 64.  Mr. Siekman has served as our Lead Director since June 2005. Prior to that, he served as Chairman of the Board from July 2004 to June 2005 and has served as a Director since August 2003. Mr. Siekman most recently served as “Of Counsel” to Skadden, Arps, Slate, Meagher & Flom LLP during 2003. Prior to joining Skadden, Arps, Slate, Meagher & Flom LLP, Mr. Siekman was Senior Vice President and General Counsel of Compaq Computer Corporation. From 1973 to 1998, he served in various capacities with Digital Equipment Corporation, most recently as Senior Vice President and General Counsel, until Digital was acquired by Compaq in 1998.

Bradley E. Singer — Director, age 39.  Mr. Singer has served as one of our directors since December 2003. Mr. Singer has been the Chief Financial Officer and Treasurer of American Tower Corporation since 2001 and has held various executive positions since 2000. Prior to this, he was an investment banker in the Communications, Media and Entertainment group at Goldman, Sachs & Co. from 1997 to 2000. Mr. Singer is also a director of Citizens Communications Corporation and FiberTower Corporation.

OUR BOARD RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF EACH OF ITS NOMINEES FOR DIRECTOR NAMED ABOVE.

MEETINGS AND COMMITTEES OF THE BOARD

Our Board met eight times in person and telephonically during 2005. All directors attended at least 75% of the aggregate of the meetings of the Board and of the Board committees on which they served, not including any meetings from which directors recused themselves. Five of our seven directors at the time of our Annual Meeting in New York City in May 2005 attended in person. One of our directors participated by phone. Under our Corporate Governance Guidelines, each director is expected to attend our annual meetings.

Our Board currently has a standing Audit Committee, a standing Compensation Committee, and a standing Nominating and Corporate Governance Committee, composed of the following members:

Nominating & Corporate
Audit Committee	Compensation Committee	Governance Committee

Bradley E. Singer (Chairman)	Michael Goldstein (Chairman)	Thomas C. Siekman (Chairman)
Wenda Harris Millard	Rick Boyko	Rick Boyko
Thomas C. Siekman	Wenda Harris Millard	Michael Goldstein

Corporate Governance.  Our Corporate Governance Guidelines state that a majority of the Board will consist of directors who meet the independence requirements of the listing standards of the New York Stock Exchange. Accordingly, our Board conducts an annual review to determine whether each of our directors qualifies as independent. Based on its most recent annual review, the Board has concluded that each proposed nominee for director, other than Ms. Lyne and Mr. Koppelman, is independent as defined in each of our Corporate Governance Guidelines, the New York Stock Exchange standards applicable to Board composition, and Section 301 of the Sarbanes-Oxley Act of 2002. We have posted a copy of our Corporate Governance Guidelines on our website (www.marthastewart.com) under the link for “Investor Relations.” Stockholders may request a written copy of the Corporate Governance Guidelines by writing to the Corporate Secretary, Martha Stewart Living Omnimedia, Inc., 11 West 42nd Street, New York, New York 10036.

The non-management members of the Board meet periodically in executive session without management. Under our Corporate Governance Guidelines, these meetings will occur at least three times per year, but in practice a majority of meetings of the Board include an executive session. Meetings of non-management directors are chaired by Mr. Siekman, our Lead Director. Stockholders who wish to communicate with a member or members of the Board of Directors, including the chair of the Nominating and Corporate Governance Committee or non-management directors as a group, may do so by addressing their correspondence to the Board member or members, c/o the Corporate Secretary, Martha Stewart Living Omnimedia, Inc., 11 West 42nd Street, New York, New York 10036. The office of the Corporate Secretary will review and forward all correspondence to the appropriate Board member or members for response.

Code of Ethics.  We have adopted a Code of Business Conduct and Ethics that applies to all of our directors, officers and employees, including our chief executive officer and senior financial and accounting officers. Our Code of Business Conduct and Ethics requires, among other things, that all of our directors, officers and employees comply with all laws, avoid conflicts of interest, conduct business in an honest and ethical manner and otherwise act with integrity and in the Company’s best interest. In addition, our Code of Business Conduct and Ethics imposes obligations on all of our directors, officers and employees to maintain books, records, accounts and financial statements that are accurate and comply with applicable laws and with our internal controls. We have posted a copy of our Code of Business Conduct and Ethics, and will promptly post any amendments to or waivers of our Code of Business Conduct and Ethics, on our website (www.marthastewart.com) under the link for “Investor Relations.” Stockholders may request a written copy of the Code of Business Conduct and Ethics by writing to the Corporate Secretary, Martha Stewart Living Omnimedia, Inc., 11 West 42nd Street, New York, New York 10036.

Audit Committee

Our Audit Committee currently consists of Mr. Singer, who serves as its chairman, Ms. Millard and Mr. Siekman. Mr. Singer is qualified as an audit committee financial expert within the meaning of the applicable rules and regulations of the Securities and Exchange Commission and the Board has determined that Mr. Singer has accounting and related financial management expertise within the meaning of the listing standards of the New York

Stock Exchange. As of the date of this proxy statement, Mr. Singer does not serve on the audit committee of any other public companies. The primary purpose of the Audit Committee is to assist the Board in monitoring the integrity of our financial statements, our independent auditor’s qualifications and independence, the performance of our internal audit function and independent auditor, and our compliance with legal and regulatory requirements. In fulfilling this purpose, the Audit Committee has assumed a number of responsibilities and undertaken to perform a number of duties, each of which is detailed in the Audit Committee’s charter, which is posted on the Company’s website (www.marthastewart.com) under the link for “Investor Relations.” Upon written request to the Corporate Secretary, Martha Stewart Living Omnimedia, Inc., 11 West 42nd Street, New York, New York 10036, without charge, we will provide each stockholder with a copy of our Audit Committee charter. Among other actions described in the charter, the Audit Committee is authorized to:

•	exercise sole authority to appoint or replace our independent auditor and oversee the compensation and work thereof (including resolution of any disagreements between our management and the independent auditor regarding financial reporting);

•	pre-approve all audit services and permitted non-audit services (including the fees and terms thereof) to be performed by our independent auditor, subject to the de minimis exception for non-audit services described in Section 10A(i)(1)(B) of the Securities Exchange Act of 1934, which are approved by the Audit Committee prior to the completion of the audit;

•	review and discuss with management and our independent auditor the annual audited financial statements, including disclosures made in management’s discussion and analysis, and recommend to the Board whether the audited financial statements should be included in our annual report on Form 10-K;

•	review and discuss with management and our independent auditor our quarterly financial statements prior to the filing of our Form 10-Q, including the results of our independent auditor’s review of the quarterly financial statements and disclosures made in management’s discussion and analysis;

•	discuss with management and our independent auditor any significant financial reporting issues and judgments made in connection with the preparation of our financial statements, including any significant changes in our selection or application of accounting principles, any major issues as to the adequacy of our internal controls and any special policies adopted or steps taken in light of any material control deficiencies;

•	discuss, at least generally, with management, our earnings press releases, including the use of “pro forma” or “adjusted” information that is not in conformity with generally accepted accounting principles (GAAP), as well as financial information and earnings guidance provided to analysts and rating agencies;

•	discuss with management and our independent auditor the effect of regulatory and accounting initiatives as well as off-balance sheet structures on our financial statements;

•	discuss with management our major financial risk exposures and the steps taken by management to monitor and control such exposures, including our risk assessment and risk management policies; and

•	prepare the report required by the Securities and Exchange Commission to be included in this Proxy Statement under the caption “REPORT OF THE AUDIT COMMITTEE.”

The Audit Committee met five times during 2005. The Board, in its business judgment, has determined that the members of the Audit Committee meet the independence and experience requirements of the New York Stock Exchange, Section 10A(m)(3) of the Securities Exchange Act, and Securities and Exchange Commission rules and regulations.

Compensation Committee

Our Compensation Committee currently consists of Mr. Goldstein, who serves as its chairman, Mr. Boyko and Ms. Millard. The primary purpose of the Compensation Committee is to assist the Board in fulfilling its oversight responsibilities in the areas of compensation and management development. In fulfilling this purpose, the Compensation Committee has assumed a number of responsibilities and undertaken to perform a number of duties, each of which is detailed in the Compensation Committee’s charter, which is posted on the Company’s website (www.marthastewart.com) under the link for “Investor Relations.” Upon written request to the Corporate Secretary, Martha Stewart Living Omnimedia, Inc., 11 West 42nd Street, New York, New York 10036, without charge, we will provide each stockholder with a copy of our Compensation Committee charter. Among other actions described in the charter, the Compensation Committee is authorized to:

•	review our compensation policies and programs at least annually to endeavor to ensure they best facilitate our objective of maximizing shareholder value;

•	review and approve corporate goals and objectives relevant to the compensation of our Chief Executive Officer and evaluate the Chief Executive Officer’s performance in light of those goals and objectives;

•	establish the base salaries, bonus targets and incentive compensation for the Chief Executive Officer, our other executive officers and members of our senior management;

•	approve the material terms of employment, severance and change-of-control agreements for our executive officers;

•	approve bonus pools for executive and non-executive level employees under our bonus programs and bonus awards for our executive officers;

•	approve the adoption of new compensation and equity plans, and approve amendments and modifications to our compensation and equity incentive plans, subject in each case to any required stockholder approvals; and

•	prepare the report required by the Securities and Exchange Commission to be included in this Proxy Statement under the caption “COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION.”

The Compensation Committee met 11 times during 2005. The Board, in its business judgment, has determined that the members of the Compensation Committee meet the independence requirements of the listing standards of the New York Stock Exchange.

Nominating And Corporate Governance Committee

Our Nominating and Corporate Governance Committee (the “Nominating Committee”) currently consists of Mr. Siekman, who serves as its chairman, Mr. Boyko and Mr. Goldstein. The primary purpose of the Nominating Committee is to identify and recommend individuals to become members of the Board, develop and recommend to the Board a set of corporate governance principles, oversee the evaluation of the Board and each committee of the Board, and perform a leadership role in shaping our corporate governance. In fulfilling this purpose, the Nominating Committee has assumed a number of responsibilities and undertaken to perform a number of duties, each of which is detailed in the Nominating Committee’s charter, which is posted on the Company’s website (www.marthastewart.com) under the link for “Investor Relations.” Upon written request to the Corporate Secretary, Martha Stewart Living Omnimedia, Inc., 11 West 42nd Street, New York, New York 10036, without charge, we will provide each stockholder with a copy of our Nominating Committee charter. Among other actions described in the charter, the Nominating Committee is authorized to:

•	periodically review our executive level organizational structure, hiring practices and succession planning;

•	seek qualified individuals to become Board members;

•	recommend individuals to be the Board’s director nominees at the annual stockholders’ meeting;

•	recommend to the Board the membership of the Board’s various committees;

•	report annually to the Board with an assessment of the Board’s and management’s performance; and

•	prepare and recommend corporate governance principles applicable to MSO.

The Nominating Committee considers candidates for Board membership suggested by its members and other Board members, as well as management. The Nominating Committee may retain a third party executive search firm to identify or assist in the evaluation of candidates. The Nominating Committee will also consider as potential nominees for our Board persons recommended by stockholders. Stockholder recommendations should be submitted to the Nominating Committee at our principal address in care of the Corporate Secretary. Each stockholder recommendation should include a personal biography of the proposed nominee, a description of the background or experience that qualifies such person for consideration and a statement that such person has agreed to serve if nominated and elected. Stockholders who themselves wish to nominate a person for election to the Board, as contrasted with recommending a potential nominee to the Board for its consideration, are required to comply with the requirements detailed under “PROPOSALS OF STOCKHOLDERS.”

Once the Nominating Committee has identified a prospective nominee, the Nominating Committee makes an initial determination whether to conduct a full evaluation of the candidate. This initial determination is based on the information provided to the Nominating Committee concerning the prospective candidate, as well as the Nominating Committee’s own knowledge of the prospective candidate, which may be supplemented by inquiries to the person making the recommendation or others. The preliminary determination is based primarily on the need for additional Board members to fill vacancies or expand the size of the Board and the likelihood that the prospective nominee can satisfy the evaluation factors described below. If the Nominating Committee determines, in consultation with other Board members as appropriate, that additional consideration is warranted, it may gather or request the third party search firm to gather additional information about the prospective nominee’s background and experience. The Nominating Committee then evaluates the prospective nominee taking into account whether the prospective nominee is independent within the meaning of the listing standards of the New York Stock Exchange and such other factors as it deems relevant, including the current composition of the Board, the balance of management and independent directors, the need for Audit Committee or Compensation Committee expertise, the prospective nominee’s skills and experience, and the evaluations of other prospective nominees. In connection with this evaluation, the Nominating Committee determines whether to interview the prospective nominee and, if warranted, one or more members of the Nominating Committee and others, as appropriate, conduct interviews in person or by telephone. After completing this process, the Nominating Committee makes a recommendation to the full Board as to the persons who should be nominated by the Board, and the Board determines the nominees after considering the recommendation and report of the Nominating Committee. The Nominating Committee follows the same process and uses the same criteria for evaluating candidates proposed by stockholders, members of the Board and members of management.

The Nominating Committee met five times during 2005. The Board, in its business judgment, has determined that the members of the Nominating Committee meet the independence requirements of the listing standards of the New York Stock Exchange.

COMPENSATION OF OUTSIDE DIRECTORS

We pay our Chairman of the Board an annual retainer of $75,000, payable quarterly in equal installments, and provide an annual grant of 25,000 shares of our Class A Common Stock for up to three years. In addition, we have additional compensation arrangements with Mr. Koppelman, our current Chairman of the Board, as described below. We pay our independent directors an annual retainer of $40,000 for serving on our Board, payable in equal quarterly installments. Each independent director also receives a meeting fee of $1,000 for each in-person meeting of our Board that they attend and a fee of $500 for each committee or telephonic Board meeting in which they participate. The chairman of each committee receives an additional annual retainer of $7,000. In addition, our lead independent director, currently Mr. Siekman, receives an annual retainer of $7,000. Twenty-five percent of a director’s fees are paid in shares of our Class A Common Stock. The remaining 75% of such fees may be paid either in shares of Class A Common Stock or in cash, at the election of the director, under our Non-Employee Director Stock and Option Compensation Plan described below. All directors receive reimbursement of expenses incurred in connection with participation in our Board and committee meetings.

On January 6, 2005, in recognition of Mr. Siekman’s contributions as our Chairman of the Board during 2004, Mr. Siekman was awarded 20,000 shares of restricted Class A Common Stock, 25% of which vested immediately upon shareholder approval on May 10, 2005, 25% of which vested on July 6, 2005, 25% of which vested on January 6, 2006 and 25% of which will vest on July 6, 2006 subject to Mr. Siekman’s continued Board membership through such date.

Compensation Of Mr. Koppelman

Our chairman of the board, Charles A. Koppelman, performs certain additional functions not typically associated with the role of chairman of the board. Mr. Koppelman also serves as a consultant to the Company. In his role as a consultant, Mr. Koppelman assists Ms. Lyne in identifying and addressing strategic opportunities including, without limitation, helping to identify, develop, design, structure and negotiate transactions or other business collaborations involving merchandising, book publishing, magazine, radio and television ventures, and other areas in which we may seek to do business. Mr. Koppelman performs these services by meeting with members of management as well as with potential business partners. In order to secure Mr. Koppelman’s services, we entered into a one-year consulting agreement with Mr. Koppelman on January 24, 2005. Pursuant to that initial agreement, we agreed to pay Mr. Koppelman $450,000 per year, and granted Mr. Koppelman 50,000 restricted shares of our Class A Common Stock, which have vested in full, and options to purchase 200,000 shares of our Class A Common Stock at an exercise price of $28.55 per share, half of which vested on January 24, 2006, and the other half of which will vest on January 24, 2007, subject to Mr. Koppelman’s continued service. On October 21, 2005, we entered into a two-year consulting arrangement with CAK Entertainment, Inc., an entity controlled by Mr. Koppelman. This second consulting agreement replaced the initial consulting agreement with Mr. Koppelman, though Mr. Koppelman kept the equity grants made to him pursuant to the first agreement. Under the terms of the new consulting agreement, CAK Entertainment makes Mr. Koppelman’s consulting services available to us on a non-exclusive basis. In consideration for Mr. Koppelman’s services, we pay CAK Entertainment $725,000 per year in equal monthly installments. In addition, we granted Mr. Koppelman (i) options to purchase 200,000 shares of the Company’s Class A Common Stock, with an exercise price equal to $20.35, the stock’s fair market value on the date of grant, and (ii) 75,000 shares of our Class A Common Stock, all of which are subject to performance-based vesting. Mr. Koppelman also is eligible to receive a performance fee of up to $2,400,000 conditioned upon the achievement of certain performance milestones and an additional $600,000 if the Company meets certain additional thresholds. To date, the Compensation Committee has determined that 25% of the performance milestones have been met. As a result, Mr. Koppelman has vested in options to purchase 50,000 shares and 18,750 shares of Class A Common Stock, and has received $600,000 in cash (representing 25% of the $2.4 million performance milestone fee) all in connection with his potential bonus under his consulting arrangement.

For the year ended December 31, 2005, Mr. Koppelman had been paid, in connection with his consulting arrangement, a total of (i) $1,135,833 in cash, (ii) 125,000 restricted shares of the Company’s Class A Common Stock, of which 68,750 have vested, and (iii) options to purchase 400,000 shares of the Company’s Class A Common Stock, of which 150,000 have vested. Our agreement with Mr. Koppelman will extend for a third year unless either party elects not to extend it. The Company has also entered into a registration rights agreement with Mr. Koppelman providing for one demand registration right and unlimited piggyback registration rights (subject to customary cutbacks), of all shares of Class A Common Stock owned by Mr. Koppelman, including shares underlying options granted to Mr. Koppelman.

The Non-Employee Director Stock And Option Compensation Plan

The purpose of this plan is to align the interests of our non-employee directors with our stockholders and to attract and retain highly qualified individuals to serve as directors. The plan authorizes the issuance of up to 600,000 shares of our Class A Common Stock, 219,948 shares of which have been issued as of the record date.

Common Stock

Each non-employee director receives 25% of his or her annual retainer and meeting fees in shares of Class A Common Stock. In addition, non-employee directors may make an annual election to receive shares of Class A Common Stock in lieu of all, or a portion, of such director’s remaining fees, in 25% increments. The number of shares of Class A Common Stock granted to a director is equal to the fees payable in equity to the director, divided by the fair market value of a share on the last business day of the period for which payment is being made. Each director may defer the receipt of his or her cash director fees into an interest-bearing cash account, and/or his or her elected or mandatory shares of Class A Common Stock into a share unit account. Any share units credited to a share unit account will also be credited with additional share units having a value equal to any dividends that would be paid as if the share units credited to the share account were outstanding shares. When the director leaves our Board or, if earlier, upon a change of control, the amount of cash in his or her cash account, plus a number of shares of Class A Common Stock equal to the number of share units in his or her share account, will be delivered to the director, with cash being paid in lieu of any fractional shares.

Options

Each new non-employee director is granted options to purchase 25,000 shares of Class A Common Stock upon being elected or appointed to our Board, which vest ratably over a three year period. Additionally, after each annual meeting of stockholders, a continuing director is granted options to purchase 7,500 shares of Class A Common Stock, which vest and become exercisable on the first anniversary of the date of grant if the director remains a member of our Board at that time. The exercise price for all options is 100% of the fair market value of a share of Class A Common Stock on the date of grant.

Each vested option will terminate one year after the director’s service on our Board ceases for any reason, other than for cause. If a director is removed for cause, all vested and unvested options will be forfeited. In any event, the options will expire no later than the tenth anniversary of the date of grant. Any unvested options will terminate and be canceled as of the date a director’s service on our Board ceases for any reason. All options become fully vested and exercisable upon a change in control.

The foregoing plan summary is subject in all respects to the plan itself, a copy of which is on file with the Securities and Exchange Commission as an exhibit to our Current Report on Form 8-K filed on May 17, 2005.

Director Stock Ownership Guidelines

In March 2005 the Compensation Committee adopted a set of stock ownership guidelines to further the Company’s governance policy of encouraging directors to have an equity interest in the Company and to further align their interest with the interests of stockholders. The guidelines provide that each non-management director is expected to own Company shares with a value equal to five times their annual retainer. Consistent with the guidelines for certain employees, directors that do not meet the ownership test would be required to hold 75% of the after-tax profit shares of vested Company stock or stock options (after accounting for the exercise price in the case of options).

The following table sets forth certain information pertaining to compensation of our Directors for fiscal 2005.

Annual Director Compensation						Other Compensation
			Securities							Securities
			Underlying			Restricted				Underlying
			Option			Stock				Option
Name	Stock ($)(1)	Cash ($)(1)	Award (#)(1)	Other ($)		Award ($)		Cash ($)		Award (#)

Susan Lyne(2)	—	—	—	—		—		—		—
Charles Koppelman(3)	$13,505	$32,877	$7,500	$435,750	(10)	$2,845,500	(12)	$1,135,833	(13)	400,000	(14)
Rick Boyko(4)	52,500	49	7,500	—		—		—		—
Michael Goldstein(5)	28,760	28,760	7,500	—		—		—		—
Wenda Harris Millard(6)	13,250	39,837	7,500	—		—		—		—
Thomas Siekman(7)	37,558	37,597	7,500	348,600	(11)	—		—		—
Bradley Singer(8)	14,000	42,000	7,500	—		—		—		—
Jeffrey Ubben(9)	23,286	33

(1)	Reflects the aggregate value of the shares granted based on the closing stock price at the time of the respective grants. The number of shares granted to each Director was derived based on the cash value of the compensation to which Directors were entitled each quarter pursuant to Company policy and the closing stock price on the last business day of each fiscal quarter. The respective prices per share were: $22.59 on March 31, $29.18 on June 30, $25.05 on September 30 and $17.43 on December 30, 2005. Each Director receives their annual retainer in quarterly payments plus any fees accrued for attending meetings in person or telephonically during that quarter. Each Director must receive at least 25% of their compensation in stock but may elect to receive his or her quarterly distribution in some other allocation of cash and stock in 25%

increments. The stock received by our directors is free and clear of restrictions. Each year, in connection with the Annual Stockholders’ Meeting, each incumbent director receives an option to purchase 7,500 shares of Class A Common Stock.

(2)	Please see Ms. Lyne’s compensation disclosed in this Proxy Statement under “COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION — Chief Executive Officer Compensation.”

(3)	Mr. Koppelman has elected to receive his compensation for services as a director in 25% stock (635 shares for 2005 services) and 75% cash.

(4)	Mr. Boyko has elected to receive his compensation for services as a director in 100% stock (2,313 shares for 2005 services). Under our Non-Employee Director Stock and Option Compensation Plan, fractional shares are paid in cash.

(5)	Mr. Goldstein has elected to receive his compensation for services as a director in 50% stock (1,263 shares for 2005 services) and 50% cash, and to defer receipt of the stock portion until his services as a director end.

(6)	Ms. Millard has elected to receive her compensation for services as a director in 25% stock (577 shares for 2005 services) and 75% cash.

(7)	Mr. Siekman has elected to receive his compensation for services as a director in 50% stock (1,634 shares for 2005 services) and 50% cash.

(8)	Mr. Singer has elected to receive his compensation for services as a director in 25% stock (615 shares for 2005 services) and 75% cash and to defer receipt of the stock portion until his services as a director end.

(9)	Mr. Ubben has elected to receive his compensation for services as a director in 100% stock (959 shares for 2005 services) and to defer receipt of the stock portion until his services as a director end. Mr. Ubben served as a director of our Company until May 2005.

(10)	Mr. Koppelman was awarded 25,000 shares of the Company’s Class A Common Stock on June 15, 2005 for his services as Chairman of the Board of Directors.

(11)	Mr. Siekman was awarded 20,000 restricted shares of the Company’s Class A Common Stock on May 10, 2005 for his services as Chairman of the Board of Directors. 75% of this award is vested, the remaining 25% will vest on July 6, 2006.

(12)	Reflects the value of 125,000 restricted shares of the Company’s Class A Common Stock awarded to Mr. Koppelman pursuant to his consulting agreements. Of these shares, 50,000 restricted shares were issued on May 10, 2005 (at a value of $25.11 per share), pursuant to a consulting agreement with the Company dated January 24, 2005, which shares have vested. The other 75,000 restricted shares were issued on October 27, 2005 (at a value of $21.20 per share), pursuant to another consulting agreement with the Company dated October 21, 2005, of which 18,750 shares have vested. See “COMPENSATION OF OUTSIDE DIRECTORS — Compensation of Mr. Koppelman.” As of December 31, 2005, Mr. Koppelman held 56,250 unvested restricted shares with a market value of $980,438 (at $17.43 per share, the closing price on December 30, 2005).

(13)	Mr. Koppelman received $1,135,833.00 in cash compensation during 2005 for his services as a consultant pursuant to consulting agreements with the Company dated January 24, 2005 and October 21, 2005. Of this amount, $600,000 was paid pursuant to the Compensation Committee’s determination of the accomplishment of certain performance milestones. The remaining $535,833 represents his prorated retainer fees under his consulting agreements. See “COMPENSATION OF OUTSIDE DIRECTORS — Compensation of Mr. Koppelman.”

(14)	Mr. Koppelman was awarded an option to purchase 200,000 shares of the Company’s Class A Common Stock on May 10, 2005 pursuant to a consulting agreement with the Company dated January 24, 2005, half of which vested on January 24, 2006 and the remainder of which vest on January 24, 2007. In addition, Mr. Koppelman was awarded an option to purchase 200,000 shares of the Company’s Class A Common Stock on October 27, 2005 pursuant to a consulting agreement with the Company dated October 21, 2005, of which, 50,000 were immediately vested. See “COMPENSATION OF OUTSIDE DIRECTORS — Compensation of Mr. Koppelman.”

INFORMATION CONCERNING EXECUTIVE OFFICERS AND OUR FOUNDER

The names, ages and certain background information about our executive officers and our Founder, none of whom are nominees for election as directors, are set forth below.

Martha Stewart, age 64, is the founder of the Company and the author of numerous books on the domestic arts, including Entertaining and Martha Stewart’s Gardening. Ms. Stewart served as our Chairman of the Board and Chief Executive Officer from our creation in 1996 until June 2003, when she resigned as a director, our Chairman and our Chief Executive Officer and assumed the position of Chief Creative Officer. Ms. Stewart continued to serve as our Chief Creative Officer until March 2004 when she resigned as Chief Creative Officer and assumed the position of Founder, a non-officer position.

Robin Marino, age 51, has served as our President of Merchandising since June 2005. Before joining our company, Ms. Marino was President and Chief Operating Officer of Kate Spade, Inc. from 1999-2005. Prior to that, she served in a variety of management positions for fashion and retail companies such as Burberry LTD (1997-1998), Donna Karan International, Inc. (1997-1998), Wathne LTD (1989-1996) and Federated Department Stores, Inc. (1987-1989).

James Follo, age 46, resigned as our Chief Financial and Administrative Officer effective March 7, 2006. He had held this position since October 2003. From March 2001 to October 2003, Mr. Follo served as our Executive Vice President and Chief Financial Officer. Prior to that, he served as our Senior Vice President, Finance and Controller from March 1999 to March 2001 and, previously, as our Vice President, Finance and Controller from July 1998. Prior to that, Mr. Follo held various financial positions at General Media International, Inc., a magazine publisher, from 1994 to July 1998, most recently as Vice President, Chief Financial Officer and Treasurer.

Gael Towey, age 54, has served as our Chief Creative Officer since May 2005 and served as our Senior Executive Vice President and Creative Director since January 2001 and, prior to that time, she served as our Executive Vice President, Art and Style and Creative Director since February 1997. Prior to that, Ms. Towey worked for Martha Stewart Living magazine as the Design Director from 1996 to 1997 and as Art Director from 1990 to 1996. Ms. Towey also has an additional 15 years of experience in the publishing industry, including with House & Garden magazine, Clarkson N. Potter and Viking Press, Inc.

Lauren Stanich, age 44, has served as our President, Publishing since May 2005 and as our Executive Vice President, President, Publishing and Internet/Director Commerce since March 2003 and, prior to that, as our Executive Vice President, President, Publishing from January 1999 to March 2003 and as our Senior Vice President, Consumer Marketing from 1997 until 1999. Ms. Stanich worked as our Consumer Marketing Director and Book Publisher from 1995 to 1997 and as Consumer Marketing Director for Martha Stewart Living from 1991 to 1995. Ms. Stanich has an additional seven years of experience in marketing and publishing with Time, Inc.

Sheraton Kalouria, age 40, has served as our President of Television since November 2005. Prior to this, from May 2000 through November 2005, he served as Senior Vice President, Daytime Programs for NBC, providing strategic and creative direction for the network’s daytime programming and consulting services for its Telemundo and PAX networks. From August 1993 through May 2000, Mr. Kalouria held several positions with ABC, where he managed the network’s Marketing, On-air Promotion and Synergy efforts for Children’s, Family and Daytime programming. Before joining ABC, Mr. Kalouria held client service positions with Grey Advertising in New York.

Howard Hochhauser, age 35, assumed the office of Acting Chief Financial Officer on March 7, 2006. He has served as the Company’s Vice President, Finance and Investor Relations since March 2002. Prior to that, he served in various capacities of increasing responsibility within the finance department since joining the Company in May 2000. From 1996-2000, Mr. Hochhauser was at Bear, Stearns & Co. in the equity research department where he most recently served as Vice President. Prior to that, he worked at Credit Suisse First Boston and KPMG Peat Marwick.

John Cuti, age 40, has served as our General Counsel since September 2005. From 2004 to 2005, Mr. Cuti served as General Counsel and Secretary of MortgageIT Holdings, Inc., a publicly traded real estate investment trust. From 1999 until he joined MortgageIT Holdings, Mr. Cuti was a partner at Emery Celli Cuti Brinkerhoff & Abady PC in New York.

EXECUTIVE COMPENSATION

General

The following table sets forth cash and non-cash compensation earned by our Chief Executive Officer, our Founder and our four other most highly compensated executive officers for 2005 (collectively, the “Named Executives”), as well as two additional officers of the Company who left our employment during 2005, but whose cash compensation pursuant to our severance plan placed them among our most highly compensated executives when aggregated with their ordinary compensation for 2005. The table presents information concerning compensation earned for services rendered to us during 2003, 2004 and 2005.

							Long Term Compensation
							Restricted		Securities
	Annual Compensation						Stock		Underlying		All Other
	Fiscal	Salary	Bonus		Other Annual		Awards		Option Awards		Compensation
	Year	($)	($)		Compensation		($)		(#)		($)

Susan Lyne	2005	$900,000	—	(2)	—		$425,000	(2)	—		$8,622	(4)
President and Chief	2004	110,769	—		$454,700		3,724,000	(2)	425,000	(3)	—
Executive Officer(1)
Martha Stewart	2005	$750,000	$512,588		$963,777	(5)	—		—		$—
Founder	2004	726,923	236,000		238,820		—		—		2,879
	2003	900,000	500,000		128,131		—		—		3,564
Robin Marino	2005	$279,370	250,000		$328,000		$1,168,200		—		$6,969	(7)
President, Marketing(6)
James Follo	2005	$455,840	$222,000		—		$442,344	(10)	—		$7,110	(12)
Chief Financial and	2004	440,000	308,000		$615,000	(9)	—		—		6,981	(12)
Administrative Officer(8)	2003	410,000	335,790		—		702,477	(11)	—		6,540	(12)

Gael Towey	2005	$440,507	$225,000		—		$442,344	(10)	—		$7,542	(13)
Chief Creative Officer(10)	2004	425,200	297,640		$617,811	(9)	—		—		7,440	(13)
	2003	410,000	287,000		—		1,009,194	(11)	—		7,242	(13)
Lauren Stanich	2005	$429,733	$250,000		—		$442,344	(10)	—		$6,840	(14)
President, Publishing(10)	2004	414,800	290,360		$600,000	(9)	—		—		6,711	(14)
	2003	389,112	350,000		—		687,737	(11)	—		6,540	(14)
Jay Dubiner	2005	$222,896	—		$743,330	(15)	$442,344		—		$332	(16)
Former Executive Vice	2004	296,154	$210,000		—		—		—		—
President, Corporate Dev. and General Counsel
Heidi Diamond	2005	$234,759	—		$725,592	(16)	$442,344		—		$530	(17)
Former Executive Vice	2004	337,000	$202,000		243,750		—		—		—
President, President,	2003	325,000	214,500		—		—		—		—
Television

(1)	Ms. Lyne became President and Chief Executive Officer in November 2004. Under her employment agreement, Ms. Lyne receives an annual base salary of $900,000, subject to annual review. Additionally, included in her 2004 other annual compensation is a $447,120 payment made pursuant to her employment agreement to compensate her for the forfeiture of certain equity awards from her prior employer. See “EMPLOYMENT AND SEVERANCE ARRANGEMENTS — Employment Agreement with Susan Lyne.”

(2)	For 2005, the Compensation Committee awarded Ms. Lyne a cash bonus of $625,500. Ms. Lyne, however, voluntarily chose to forego that cash bonus, requesting that the Compensation Committee take $200,000 in cash that otherwise would have been payable to her and allocate those funds to the general bonus pool. With respect to the remaining $425,000 in value that otherwise would have been payable to Ms. Lyne, the Compensation Committee approved a grant of 23,639 restricted shares of Class A Common Stock of the Company, vesting in equal parts on January 1, 2007, January 1, 2008 and January 1, 2009. See “COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION — Chief Executive Officer Compensation.” In 2004, Ms. Lyne was granted 200,000 shares of restricted Class A Common Stock in connection with her commencement of service with us. Of the total grant, 100,000 shares of restricted stock have vested. The remaining 100,000 shares will vest ratably on November 11, 2006 and 2007. As of

December 31, 2005, the 100,000 unvested shares had a market value of $1,743,000. Ms. Lyne is entitled to receive dividends with respect to the restricted stock if dividends are paid with respect to our Class A Common Stock.

(3)	As part of her employment agreement, Ms. Lyne received an option to acquire 400,000 shares, which option was granted pursuant to the Martha Stewart Living Omnimedia, Inc. Amended and Restated 1999 Stock Incentive Plan (the “1999 Stock Incentive Plan”). In addition, Ms. Lyne received an option to acquire 25,000 shares upon being elected to the Company’s board of directors.

(4)	Consists of matching contributions made by us to Ms. Lyne’s 401(k) account of $6,300 as well as $2,322 in life insurance premiums paid for by us in 2005.

(5)	During 2005, the Company paid Ms. Stewart $500,000 for her work on “The Apprentice: Martha Stewart,” which amount was covered by a payment to us of $750,000 from the producer of the show. In connection with the MARTHA show, Ms. Stewart earned approximately $70,000 during 2005. See “EMPLOYMENT AND SEVERANCE ARRANGEMENTS — Employment Agreement with Martha Stewart.” The Company also paid $177,000 for a portion of the cost of a computer network and telecommunications system and $99,000 for security gates at Ms. Stewart’s primary residence. Ms. Stewart’s other annual compensation also includes $100,000 in 2005 for non-accountable expense reimbursement and $17,777 for her personal transportation. In 2004 we paid Ms. Stewart $200,000 for her services as on-air talent for television and radio programs for the Company, and $100,000 in 2003 representing the portion of the cost of tax preparation services provided by the Company to senior executive officers which was allocated by the preparer to Ms. Stewart. The value of any other single perquisite or personal benefit the Company provided to Ms. Stewart in 2005, 2004 or 2003, did not exceed 25% of the aggregate value of all such perquisites or personal benefits.

(6)	Ms. Marino became President, Merchandising in May 2005. Under her employment agreement, Ms. Marino will receive an annual base salary of $495,000. In connection with her agreement, Ms. Marino received a grant of 45,000 shares of restricted stock (at a price of $25.96 on the date of issue), as well as a guaranteed bonus for 2005 of $250,000. Included in her 2005 other annual compensation is a payment of $328,000 made pursuant to her employment agreement to compensate her for the forfeiture of certain equity awards from her prior employer. As of December 31, 2005, Ms. Marino had 45,000 unvested shares with a market value of $784,350, which will vest ratably on June 8, 2006, June 8, 2007 and June 8, 2008.

(7)	Consists of matching contributions made by us to Ms. Marino’s 401(k) account of $6,300 as well as $669 of the taxable value of group life insurance premiums paid on behalf of Ms. Marino in 2005.

(8)	On December 16, 2005, Mr. Follo announced his intention to resign after the Company filed its annual report on Form 10-K for 2005. On March 7, 2006, Mr. Follo and the Company entered into a separation agreement, pursuant to which, among other things, the Company paid Mr. Follo a total of $227,920 and accelerated the vesting of all of Mr. Follo’s equity.

(9)	Amounts included in the Other Annual Compensation column include amounts paid pursuant to the Company’s 2003 Key Executive Bonus Plan principally for retention purposes. Under the plan Mr. Follo, Ms. Towey, and Ms. Stanich were paid $615,000, $617,811, and $600,000, respectively.

(10)	Represents a grant of 15,625 shares of restricted stock on January 20, 2005. The closing price on January 19, 2005 of our Class A Common Stock was $28.31. As of December 31, 2005, Mr. Follo, Ms. Towey and Ms. Stanich each held 15,625 shares of unvested restricted stock valued at $272,343.75. The restricted stock award for each of Ms. Towey and Ms. Stanich will vest 50% on January 20, 2007 and 50% on January 20, 2008. Ms. Towey and Ms. Stanich are entitled to receive dividends with respect to the restricted stock if dividends are paid with respect to our Class A Common Stock. Subsequent to December 31, 2005, all of Mr. Follo’s equity vested (see footnote (8) above). Mr. Dubiner and Ms. Diamond were no longer officers of the Company as of December 31, 2005.

(11)	Represents the value of restricted stock units granted pursuant to an offer to exchange stock options for restricted stock units. The value set forth in the table is based on the closing price of our Class A Common Stock on the date of grant of $10.83 per share. All of these restricted stock units have vested and each of these officers received in exchange for each restricted stock unit one unrestricted share of our Class A Common Stock (net of withholding taxes).

(12)	Consists of matching contributions made by us to Mr. Follo’s 401(k) account of $6,300, $6,150 and $6,000, in 2005, 2004 and 2003, respectively, and $810, $831 and $540 of the taxable value of group life insurance premiums paid on behalf of Mr. Follo in 2005, 2004 and 2003, respectively.

(13)	Consists of matching contributions made by us to Ms. Towey’s 401(k) account of $6,300, $6,150 and $6,000 in 2005, 2004 and 2003, respectively, and $1,242, $1,290 and $1,242 of the taxable value of group life insurance premiums paid on behalf of Ms. Towey in 2005, 2004 and 2003, respectively.

(14)	Consists of matching contributions made by us to Ms. Stanich’s 401(k) account of $6,300, $6,150 and $6,000 in 2005, 2004 and 2003, respectively, and $540, $561 and $540 of the taxable value of group life insurance premiums paid on behalf of Ms. Stanich in 2005, 2004 and 2003, respectively.

(15)	Represents severance payment made to Mr. Dubiner pursuant to our 2005 Executive Severance Pay Plan.

(15)	Represents severance payment made to Ms. Diamond pursuant to our 2005 Executive Severance Pay Plan.

(16)	Represents the value of group life insurance premiums paid by us.

Option/SAR Grants In Last Fiscal Year

The Company did not issue any options or stock appreciation rights in 2005 to any of the Named Executives.

Aggregated Option Exercises In Last Fiscal Year And Fiscal Year-End Option Values

The table below presents information concerning the exercise of stock options by the Named Executives during the year ended December 31, 2005 and the fiscal year-end value of all of their unexercised options.

Aggregated Option Exercises In 2005 And Option Values
As Of December 31, 2005

			Number of Securities				Value of Unexercised
	Shares	Value	Underlying Unexercised				In-the-Money
	Acquired on	Realized	Options at 12/31/05 (#)				Options at 12/31/05 ($)(1)
Name	Exercise (#)	($)	Exercisable		Unexercisable		Exercisable ($)	Unexercisable ($)

Susan Lyne	—	—	141,666	(2)	283,334	(2)	—	—
Martha Stewart	—	—	300,000	(2)	—		$229,500	—
Robin Marino	—	—	—		—		—	—
James Follo	—	—	18,750	(2)	6,250	(2)	199,688	$66,563
Gael Towey	28,715	$737,468	92,317	(3)	6,250	(2)	1,462,540	66,563
Lauren Stanich	7,500	170,400	6,250	(2)	6,250	(2)	66,563	66,563
Jay Dubiner	—	—	—		—		—	—
Heidi Diamond	—	—	—		—		—	—

(1)	Calculated using the closing price of a share of our Class A Common Stock on Friday, December 30, 2005: $17.43.

(2)	Consists of options to acquire shares of Class A Common Stock granted under the 1999 Stock Incentive Plan.

(3)	Consists of options to acquire 88,654 shares of Class A Common Stock granted under the 1997 Plan and options to acquire 14,750 shares granted under the 1999 Stock Incentive Plan. Shares acquired on exercise of options granted pursuant to the 1997 Plan do not have a dilutive effect on outstanding equity. See “EQUITY COMPENSATION PLANS — MSLO LLC Nonqualified Class A LLC Unit/ Stock Option Plan.”

EMPLOYMENT AND SEVERANCE ARRANGEMENTS

Employment Agreement With Martha Stewart

We entered into a five-year employment agreement with Martha Stewart on September 17, 2004. During the term of the agreement, Ms. Stewart serves as our Founder, a non-officer position. Ms. Stewart receives a base salary of $900,000 per year, subject to annual review by the Board of Directors and increases at the Board’s discretion. Ms. Stewart is entitled to an annual cash bonus in an amount determined by our Compensation Committee based on the achievement of company and individual performance goals established by the Compensation Committee for each fiscal year, with a target annual bonus equal to 100% of base salary and a maximum annual bonus equal to 150% of base salary, but in no event less than 55% of base salary. Ms. Stewart was not entitled to earn base salary or annual bonus in respect of her period of imprisonment arising out of her personal sale of non-Company stock but was entitled to earn base salary and annual bonus in respect of her work during her period of home confinement.

Ms. Stewart is entitled to participate in all of our welfare benefit plans and programs for the benefit of our senior executives, on a basis no less favorable than in effect immediately prior to the effective date of the employment agreement, and is eligible to participate in all pension, retirement, savings and other employee benefit plans and programs maintained from time to time by us for the benefit of our senior executives, other than any equity-based incentive plans, severance plans, retention plans and any annual cash incentive plan, on a basis no less favorable than in effect immediately prior to the effective date of the employment agreement. Ms. Stewart is entitled to reimbursement for all business, travel and entertainment expenses on a basis no less favorable than in effect immediately prior to the effective date of the employment agreement and subject to our current expense reimbursement policies. We are also required to provide Ms. Stewart with automobiles and drivers on a basis no less favorable than in effect immediately prior to the effective date of the employment agreement, and certain other benefits. In addition, Ms. Stewart will receive an annual non-accountable expense allowance of $100,000 per year.

In addition, the Company paid Ms. Stewart $500,000 for her work on “The Apprentice: Martha Stewart,” which amount was covered by a payment to us of $750,000 from the producer of the show. For the syndicated MARTHA show, Ms. Stewart was entitled to receive $500,000 for her talent services during the first season. However, Ms. Stewart agreed to waive that fee in favor of earning standard actors’ union scale wages. For the first season of MARTHA, the scale wage will be approximately $200,000, of which amount Ms. Stewart earned approximately $70,000 during 2005. In addition, with respect to any re-run or re-packaging of any new programming, Ms. Stewart will receive an amount equal to ten percent of the adjusted gross revenues from such re-run or re-packaging.

Under the employment agreement, if Ms. Stewart is terminated without cause or terminates her employment for good reason, she will be entitled to a lump sum payment equal to the sum of:

•	base salary and accrued vacation pay through the date of termination;

•	three times her base salary; and

•	the higher of (1) $5,000,000 or (2) three times the highest annual bonus paid with respect to any fiscal year beginning during the term of the agreement.

We will also continue to provide Ms. Stewart for the greater of the remaining term of the agreement or three years following the date of termination, the same medical, hospitalization, dental and life insurance programs to which she was otherwise entitled under the agreement and will continue to provide use of automobiles, staff and offices for three years.

Under the agreement, Ms. Stewart cannot compete with us or solicit our employees during her term of employment. In addition, if Ms. Stewart terminates employment without good reason during the employment period or is terminated by us for cause, the noncompetition and nonsolicitation restrictions continue for 12 months after the termination of employment.

Employment Agreement With Susan Lyne

On November 11, 2004, we entered into an employment agreement with Susan Lyne, pursuant to which Ms. Lyne serves as President and Chief Executive Officer. The agreement is for a term expiring December 31, 2007, subject to automatic one year extensions if neither we nor Ms. Lyne gives notice to the other of an intention not to renew the agreement on or prior to six months prior to the then scheduled expiration date. Ms. Lyne receives a base salary of $900,000 per year, subject to annual review by the Board and increase in the Board’s discretion. Ms. Lyne is entitled to an annual bonus in an amount determined by our Compensation Committee based on the achievement of performance goals established by our Compensation Committee for each calendar year, with a target annual bonus equal to 100% of base salary and a maximum annual bonus equal to 150% of base salary.

Ms. Lyne is entitled to participate in our employee benefit plans, policies, programs, perquisites and arrangements that we provide generally to our similarly situated employees (excluding for this purpose Martha Stewart) to the extent she meets the eligibility requirements for any such plan, policy, program, perquisite or arrangement. We will reimburse Ms. Lyne for all reasonable business expenses, including first class transportation or travel on a private plane to the extent that the private plane is available.

Concurrently with the execution of the agreement, we paid to Ms. Lyne $447,120 to compensate her for the forfeiture of equity compensation awards relating to her prior employment with The Walt Disney Company.

Contemporaneously with the execution and delivery of the employment agreement, we granted to Ms. Lyne 200,000 shares of our restricted Class A Common Stock. 150,000 shares of this restricted stock grant will vest on each of the first, second and third anniversaries of the date of the agreement. Of the remaining 50,000 shares, 25,000 shares met the conditions of an accelerated vest clause by December 31, 2004. The remaining 25,000 shares met the conditions of another accelerated vest clause in January 2005.

In addition, we granted Ms. Lyne options to purchase 400,000 shares of Class A Common Stock at an exercise price of $18.57 per share. The options vest in equal installments on each of the first, second and third anniversaries of the date of the agreement. Both the restricted stock and the options vest upon a change in control of us.

Under the employment agreement, if Ms. Lyne’s employment is terminated by us without cause or by Ms. Lyne for good reason:

•	outstanding equity awards held by Ms. Lyne will vest and/or become exercisable;

•	we will pay Ms. Lyne a lump-sum cash payment equal to four times her base salary; and

•	we will provide Ms. Lyne with continued medical coverage at active-employee rates for two years or, if earlier, until she receives subsequent employer-provided coverage.

Notwithstanding clause (i) above, if Ms. Lyne is terminated by us without cause or terminates her employment for good reason during the 6-month period prior to, or the 2-year period following, a change in control of us, she will receive a severance payment equal to four times her base salary. In addition, Ms. Lyne will be entitled to a gross-up for any excise taxes imposed by Section 4999 of the Internal Revenue Code in the event of a change in control of us and will be entitled to continued medical coverage as described above.

The employment agreement contains customary confidentiality, non-competition, non-solicitation and indemnification provisions.

Under the agreement, Ms. Lyne cannot compete with us or solicit our employees during her term of employment. In addition, if Ms. Lyne’s employment terminates, other than due to expiration of the agreement, the noncompetition and nonsolicitation restrictions continue for 12 months after the termination of employment.

Martha Stewart Living Omnimedia, Inc. Annual Incentive Plan

In May 2005, our stockholders approved the Martha Stewart Living Omnimedia, Inc. Annual Incentive Plan.

Martha Stewart Living Omnimedia, Inc. 2005 Executive Severance Pay Plan

We adopted the Martha Stewart Living Omnimedia, Inc. 2005 Executive Severance Pay Plan effective January 1, 2005. The purpose of the plan is to assist in the retention of key executives by providing them with a higher degree of financial security in the event of their termination of employment. The plan is administered by the Compensation Committee, or, if the Board so determines, by another committee of the Board or the Board itself. The plan administrator may designate any of our executives to be a participant and may vary the terms of such participation on a case-by-case basis. Once an executive has been designated as a participant in the plan, then the executive will remain a participant in the plan until termination of his or her employment under circumstances that do not give the participant a right to severance benefits or completion of the delivery of all severance benefits, whichever is applicable.

A participant will generally be eligible to receive severance benefits under the plan in the event he or she terminates his or her employment for good reason or if his or her employment is terminated by us other than for cause or disability. “Good Reason” is a defined term in the plan and generally includes specified job-related diminutions, such as reductions in title, duties or compensation, and required relocation.

The severance benefits under the plan consist of the following:

•	payment of a pro-rata target bonus (based on the elapsed portion of the year of termination) in a lump sum;

•	continued payment of base salary until the first anniversary of the executive’s termination of employment;

•	a bonus payment equal to 100% of the executive’s target annual bonus payable as salary continuation over the one-year period following the termination of employment;

•	immediate vesting of all of the executive’s outstanding equity awards;

•	continuation of coverage under our health and life insurance plans (on the same terms and conditions as actively employed employees) until the first anniversary of the executive’s termination of employment (or, if earlier, until the executive becomes eligible for benefits of the same type under a plan of a subsequent employer); and

•	up to $30,000 of outplacement benefits.

As a condition to receiving benefits under the Plan, an executive must, among other things, execute and not revoke a waiver and release of claims in favor of us and agree not to interfere with our business, including soliciting our employees, for two years following the executive’s termination of employment. Severance benefits under the Plan are intended to be the sole source of severance benefits payable upon a termination of an executive’s employment and, other than the continued health and life insurance benefits, are generally not subject to mitigation or reduction.

The plan expires on December 31, 2007. Prior to the expiration date, the Compensation Committee may generally amend or terminate the Plan, but no such action may adversely affect the rights and entitlements of participants in the Plan without their consent.

The foregoing plan summary is subject in all respects to the plan itself, a copy of which is on file with the Securities and Exchange Commission as an exhibit to our Current Report on Form 8-K filed on January 6, 2005. Each of the Named Executives other than Ms. Lyne is a participant in the plan. Ms. Stewart is not a participant in the plan.

EQUITY COMPENSATION PLANS

				Number of Securities
				Remaining Available
	Number of Securities			for Future Issuance
	to be Issued Upon		Weighted-Exercise	Under Equity
	Exercise of		Price of	Compensation Plans
	Outstanding		Outstanding	(Excluding Securities
	Options, Warrants		Options, Warrants	Reflected in Column
Plan Category	and Rights (a)		and Rights (b)	(a))(c)

Equity Compensation plans approved by security holders:
Options(1)	1,800,789		$17.01	6,201,060	(2)
Equity Compensation plans not approved by security holders
Warrants	2,500,000	(3)	$12.59	N/A
Total	4,300,789		$14.44	6,201,060

*	The Company routinely issues restricted stock in lieu of options as equity compensation pursuant to the terms of the Equity Compensation Plans. Shares of restricted stock issued are not reflected in column (a) of this table.

(1)	Shares acquired on exercise of options granted pursuant to the 1997 Plan do not have a dilutive effect on outstanding equity. See “EQUITY COMPENSATION PLANS — MSLO LLC Nonqualified Class A LLC Unit/ Stock Option Plan.”

(2)	Represents total number of shares reserved for issuance under the 1999 Plan, the 1997 Plan and the Non-Employee Director Stock and Option Compensation Plan, less options and restricted stock issued under any of these plans, plus any forfeited options or shares returned to plans.

(3)	Shares covered by this warrant to Mark Burnett were subject to vesting in three tranches, subject to the achievement of certain milestones. The warrant is currently exercisable for 1,666,667 shares.

Martha Stewart Living Omnimedia, Inc. Amended And Restated 1999 Stock Incentive Plan

The plan is administered by the Compensation Committee and their designees and provides for the grant of nonqualified and incentive stock options and other types of equity-based awards. Our executives, employees and consultants, as well as those of any subsidiaries, are eligible to receive awards under the plan. We currently employ approximately 650 employees, all of whom are eligible to receive awards under the plan, although we have routinely limited awards to our senior employees. In 2005, our stockholders approved an amendment to the plan to permit grants of awards to our non-employee directors. The plan provides that the maximum number of shares of Class A Common Stock available for grant under the plan is 10,000,000. No participant may be granted stock options or stock appreciation rights (without relationship to stock options) covering in excess of 1,000,000 shares of Class A Common Stock in any calendar year.

We routinely issue restricted shares pursuant to this plan in lieu of options.

The term of options granted under the plan may not exceed 10 years. Unless otherwise determined by our Compensation Committee, options granted under the plan vest ratably on each of the first four anniversaries of the grant date and have an exercise price equal to the fair market value of the Class A Common Stock on the date of grant.

A participant exercising an option may pay the exercise price in cash or, if approved by our Compensation Committee, with previously acquired shares of our Class A Common Stock or in a combination of cash and stock. Our Compensation Committee, in its discretion, may allow the cashless exercise of options for non-executive employees.

Options are nontransferable other than by will or the laws of descent and distribution or, at the discretion of our Compensation Committee, by a written beneficiary designation and, in the case of a nonqualified option, by a gift to members of the holder’s immediate family. The gift may be made directly or indirectly or by means of a trust or partnership or limited liability company and, during the participant’s lifetime, may be exercised only by the participant, any such permitted transferee or a guardian, legal representative or beneficiary.

Shares of restricted stock, shares of performance units and other stock-based awards may also be granted under the plan, with such conditions on vesting as the Compensation Committee deems appropriate.

In the event of a “Change in Control,” any option that is not then exercisable and vested will become fully exercisable and vested, restrictions on restricted stock will lapse and performance units will be deemed earned.

“Change in Control” under the plan generally means:

•	the acquisition of an amount of our common stock greater than the amount held, directly or indirectly, by Ms. Stewart and representing at least 30% of the outstanding common stock or voting securities;

•	a change in the majority of the members of the Board, unless approved by the incumbent directors or Ms. Stewart;

•	the completion of a merger involving MSO in which, among other things, our stockholders do not retain more than 50% of the common stock and voting power of the surviving entity; or

•	approval by our stockholders of a liquidation, dissolution or sale of substantially all of our assets.

Our Board may at any time amend or terminate the plan and may amend the terms of any outstanding option or other award, except that no termination or amendment may impair the rights of the participants as they relate to outstanding options or awards. However, no such amendment to the plan will be made without the approval of our stockholders to the extent such approval is required by law or stock exchange rule.

The foregoing plan summary is subject in all respects to the plan itself, a copy of which is on file with the Securities and Exchange Commission as an exhibit to our Current Report on Form 8-K filed on May 17, 2005.

MSLO LLC Nonqualified Class A LLC Unit/Stock Option Plan

We adopted and made grants under the MSLO LLC Nonqualified Class A LLC Unit/Stock Option Plan in November 1997. In connection with our initial public offering, the 509,841 LLC unit options then outstanding were converted into options to purchase 1,997,374 shares of our Class A Common Stock. All options granted under the 1997 Plan have now vested. Each option expires 10 years after the date of grant, subject to earlier termination upon termination of employment. Options granted under the 1997 Plan are not assignable or transferable by the optionee, other than by will or the laws of descent and distribution. No additional options may be granted under the 1997 Plan.

In connection with the 1997 Plan, Ms. Stewart periodically returns to us a number of shares of our common stock beneficially owned by her, corresponding, on a net treasury basis, to the number of option exercises under this plan during the relevant period. Under the net treasury method, we subtract from the number of shares resulting from each option exercise the number of shares we could purchase, at the then-current market price, with dollars equal to the option proceeds from such exercise and the value of the tax benefit we receive from the exercise. Ms. Stewart returns to us a number of shares of our common stock equal to the sum of the results of these calculations for the relevant period. Accordingly, options outstanding under this plan are not dilutive.

The foregoing plan summary is subject in all respects to the plan itself, a copy of which is on file with the Securities and Exchange Commission as an exhibit to our Registration Statement.

Employee Stock Ownership Guidelines

In March 2005, the Compensation Committee approved stock ownership requirements for the Chief Executive Officer and the executive officers who report directly to the Chief Executive Officer to further align their interests with the interests of stockholders. The executives are required to own Company shares with a value equal to a multiple of their base salary. The guidelines are five times base salary for the Chief Executive Officer and two times base salary for the executive officers who report directly to the Chief Executive Officer. Individuals that do not meet the ownership test will be required to hold at least 75% of the after-tax profit shares of vested Company stock or stock options (after accounting for the exercise price in the case of options).

COMPENSATION COMMITTEE
REPORT ON EXECUTIVE COMPENSATION

The Compensation Committee of the Board, currently consisting of Mr. Goldstein, Mr. Boyko and Ms. Millard, none of whom is employed by MSO, furnished the following report on executive compensation for the 2005 fiscal year.

Compensation Philosophy

MSO’s executive compensation program is designed to encourage and reward exceptional performance and to align the financial interests of its senior executives and key employees with those of our stockholders. To achieve this end, MSO has developed and implemented a compensation program designed to attract and retain highly skilled executives and key employees with the business experience and creative talent necessary for MSO to achieve its long-term business objectives.

MSO’s executive compensation generally consists of three components: base salary, an annual performance-based bonus and equity-based compensation. MSO’s compensation goal is to target its executives to be paid at competitive levels when performance expectations are met and above competitive levels when expectations are exceeded. MSO periodically utilizes outside consultants to perform competitive market-matching analyses on a position-by-position basis against companies in businesses similar to those of MSO. Once the market-matching analyses have been completed, an executive’s salary, bonus and/or equity-based compensation may be adjusted upward or downward based on a number of subjective factors, including past performance, prior experience, differences in job responsibilities from the jobs against which the match was performed and tenure. Additionally, although the market-matching study is periodically updated, individual compensation levels may be adjusted from time to time based upon, among other factors, past performance and increases in responsibilities.

Base Salaries And Annual Bonuses

The Compensation Committee believes that compensation should be weighted toward bonuses and equity-based compensation. Accordingly, base salaries paid to MSO’s executives may constitute a smaller percentage of total compensation than they do for many comparable executives of MSO’s competitors. Each executive is assigned a bonus target, which is set as a percentage of annual base salary. Each executive’s actual bonus generally ranges from 0% to 150% of the relevant bonus target, as set by the Compensation Committee with input from senior management taking into account MSO’s performance against its objectives, the individual performance of a particular executive, and other factors we deem relevant. This system provides MSO the ability to use bonuses as an incentive to drive corporate performance and to align the interests of executives with those of our stockholders.

Because corporate performance did not meet initial expectations for 2005, we funded our executive bonus pool at 69.5% of target levels, with individual awards varying from the mean based on individual performance and contribution.

Equity-Based Compensation

The Compensation Committee periodically makes equity grants under the 1999 Stock Incentive Plan to executives, taking into account market studies prepared by independent consulting firms, the size of previous equity grants, tenure, past performance, responsibility levels, competitive practices and other relevant factors. Traditionally, we have granted equity to all new executives upon commencement of employment with MSO and to all existing executives annually. Over the past several years, we have made mostly grants of restricted stock in lieu of options. Option grants were made to all executives upon becoming a public company in 1999 and a number of executives received option grants previously under the 1997 Plan. All stock options granted by MSO have been nonqualified stock options and have had exercise prices equal to the fair market value of the underlying stock at the time of grant.

Chief Executive Officer Compensation

Ms. Lyne’s compensation is governed by the employment agreement described above and generally consists of base salary, cash bonus, and equity-based compensation. Ms. Lyne’s base salary in 2005 was $900,000. With the 2005 bonus pool funded at 69.5%, Ms. Lyne was awarded a cash bonus of $625,500. Ms. Lyne, however, voluntarily chose to forego that cash bonus. Instead, Ms. Lyne requested that the Compensation Committee take $200,000 in cash that otherwise would have been payable to her and instead allocate those funds to the bonus pool, such that the effective funding rate for eligible executives was 73.5% percent (rather than 69.5%). With respect to the remaining $425,000 in value that otherwise would have been payable in or around March 2006 to Ms. Lyne as a cash bonus, the Compensation Committee approved a grant of 23,639 restricted shares of Class A common stock of the Company, vesting in equal parts on January 1, 2007, January 1, 2008 and January 1, 2009, thereby further aligning Ms. Lyne’s interests with those of our stockholders.

Tax Matters

Section 162(m) of the Internal Revenue Code limits the tax deductibility by a company of compensation in excess of $1 million paid to any of its five most highly compensated executive officers. However, compensation which qualifies as performance-based is excluded from the limit if, among other requirements, the compensation is payable only upon attainment of pre-established, objective performance goals under a plan approved by the stockholders. While it is the general objective of the Compensation Committee to pay deductible compensation, we have awarded, and reserve the right to award in the future, compensation that does not qualify under Section 162(m) as deductible compensation upon a determination that doing so is in the best interest of our stockholders.

Summary

The Compensation Committee believes that the present compensation structure is one that is well-designed to attract and retain talented executives and key employees, align these individuals’ interests with those of our stockholders, and maximize stockholder value, and that the actions of the Compensation Committee with respect to 2005 executive compensation were consistent with that focus. The Compensation Committee periodically reviews MSO’s compensation policies for executives and other employees to ensure that they continue to best serve these objectives.

Members of the Compensation Committee

Michael Goldstein
Rick Boyko
Wenda Millard

Compensation Committee Interlocks And Insider Participation

The Compensation Committee is composed of Mr. Boyko, Mr. Goldstein and Ms. Millard, each of whom is a non-employee director. No interlocking relationship exists between the Board or the Compensation Committee and the board of directors or compensation committee of any other company, nor has any such interlocking relationship existed in the past.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table presents, as of March 27, 2006 (unless otherwise noted), information relating to the beneficial ownership of our common stock by (1) each person known by us to own beneficially more than 5% of the outstanding shares of either class of our common stock, (2) each of our directors, (3) each of the Named Executives, and (4) all of our current executive officers and directors as a group.

Unless another address is indicated, beneficial owners listed here may be contacted at our corporate address. Under the rules of the Securities and Exchange Commission, a person is deemed to be a beneficial owner of a security if that person has or shares voting power, which includes the power to vote or to direct the voting of such security, or investment power, which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be the beneficial owner of any securities with respect to which that person has the right to acquire beneficial ownership within 60 days. Under these rules, more than one person may be deemed to be beneficial owner of the same securities. For each listed person or entity, the information listed assumes the exercise of any options exercisable by such person or entity on or prior to May 26, 2006, but not the exercise of any options held by any other parties. Additionally, we have assumed the conversion of shares of Class B Common Stock into shares of Class A Common Stock for purposes of listing Ms. Stewart’s ownership of Class A Common Stock, but not in calculating the percentage of Class A Common Stock for any other holder or for calculating Ms. Stewart’s ownership of Class B Common Stock.

Shares of Class B Common Stock may be converted on a one-for-one basis into shares of Class A Common Stock at the option of the holder. The percentage of votes for all classes is based on one vote for each share of Class A Common Stock and ten votes for each share of Class B Common Stock.

Beneficial Ownership

	Class A Common Stock			Class B Common Stock		% Total
Name	Shares		%	Shares	%	Voting Power

Martha Stewart	29,006,346	(1)	55.5	26,873,512	100	92.1	(2)
The Goldman Sachs Group, Inc.	1,573,118	(3)	6.2	—	—	*
85 Broad Street New York, NY 10004
Rick Boyko	19,163	(4)	*	—	—	*
Michael Goldstein	17,897	(5)	*	—	—	*
Jill A. Greenthal	0	(6)
Charles A. Koppelman	810,273	(7)	3.2	—	—	*
Wenda Harris Millard	16,742	(8)	*	—	—	*
Thomas C. Siekman	52,053	(9)	*	—	—	*
Bradley E. Singer	28,485	(10)	*	—	—	*
Heidi Diamond	33,422	(11)	*	—	—	*
Jay Dubiner	37,338	(12)	*	—	—	*
James Follo	79,491	(13)	*	—	—	*
Susan Lyne	321,011	(14)	*	—	—	*
Robin Marino	45,000	(15)	*	—	—	*
Lauren Stanich	76,440	(16)	*	—	—	*
Gael Towey	181,418	(17)	*	—	—	*
All directors and executive officers as a group (13 persons)	1,718,733	(18)	6.8	—	—

*	The percentage of shares or voting power beneficially owned does not exceed 1%.

(1)	Consists of (i) 5,100 shares of the Company’s Class A Common Stock held by Ms. Stewart, (ii) 300,000 shares of the Company’s Class A Common Stock, which are subject to options exercisable by Ms. Stewart, (iii) 29,816 shares of Class A Common Stock held by the Martha Stewart 1999 Family Trust, of which Ms. Stewart is the sole trustee, (iv) 1,000,000 shares of Class A Common Stock held by the Martha and Alexis Charitable Foundation, of which Ms. Stewart is a co-trustee, (v) 37,270 shares of Class A Common Stock held by the Martha Stewart 2000 Family Trust, of which Ms. Stewart is a co-trustee, (vi) 10,648 shares of Class A Common Stock held by M. Stewart, Inc., the general partner of Martha Stewart Partners, L.P., of which Ms. Stewart is the sole director, (vii) 750,000 shares of Class A Common Stock held by the Martha Stewart Family Limited Partnership (“MSFLP”), of which Ms. Stewart is the general partner, and (viii) 26,873,512 shares of the Company’s Class B Common Stock, each of which is convertible at the option of the holder into one share of the Company’s Class A Common Stock, and all of which are owned by MSFLP and indirectly owned by Ms. Stewart as the sole general partner of MSFLP.

(2)	Assumes no shares of Class B Common Stock are converted into shares of Class A Common Stock. Total voting power of the company consists of all outstanding shares of Class A Common Stock (having one vote per share) and all outstanding Class B Common Stock (having 10 votes per share).

(3)	The information is based on a Schedule 13G filed with the Securities and Exchange Commission with respect to the Company’s Class A Common Stock as of December 31, 2005.

(4)	Consists of 3,330 shares of Class A Common Stock and options to acquire 15,833 shares of Class A Common Stock. Does not include unvested options to acquire 16,667 shares of Class A Common Stock.

(5)	Consists of 2,064 shares of Class A Common Stock and options to acquire 15,833 shares of Class A Common Stock. Does not include unvested options to acquire 16,667 shares of Class A Common Stock. Mr. Goldstein’s shares are held in a deferred share account until his retirement. Under the terms of the account, he accrues partial shares. His actual holdings at December 31, 2005 consisted of 26,230.05 shares.

(6)	Ms. Greenthal was awarded an option to purchase 25,000 shares of our Class A Common Stock on February 16, 2006 for joining our Board of Directors. This award will vest ratably in thirds beginning February 16, 2007.

(7)	Consists of 651,940 shares of Class A Common Stock and options to acquire 158,333 shares of Class A Common Stock. Does not include unvested options to acquire 266,667 shares of Class A Common Stock. Of the 651,940 shares of Class A Common Stock reported, 56,250 shares are subject to restrictions.

(8)	Consists of 909 shares of Class A Common Stock and options to acquire 15,833 shares of Class A Common Stock. Does not include unvested options to acquire 16,667 shares of Class A Common Stock.

(9)	Consists of 25,387 shares of Class A Common Stock and options to acquire 26,666 shares of Class A Common Stock. Does not include unvested options to acquire 13,334 shares of Class A Common Stock. Of the 25,387 shares of Class A Common Stock reported, 5,000 shares are subject to restrictions.

(10)	Consists of 1,819 shares of Class A Common Stock and options to acquire 26,666 shares of Class A Common Stock. Does not include unvested options to acquire 13,334 shares of Class A Common Stock. Mr. Singer’s shares are held in a deferred share account until his retirement. Under the terms of the account, he accrues partial shares. His actual holdings at December 31, 2005 consisted of 28,485.48 shares.

(11)	Consists of 33,422 shares of Class A Common Stock. Ms. Diamond left the Company in August 2005, at which point all of the vesting of her equity was accelerated pursuant to the 2005 Executive Severance Pay Plan.

(12)	Consists of 37,338 shares of Class A Common Stock. Mr. Dubiner left the Company in August 2005, at which point all of the vesting of his equity was accelerated pursuant to the 2005 Executive Severance Pay Plan.

(13)	Consists of 54,491 shares of Class A Common Stock and options to acquire 25,000 shares of Class A Common Stock. On March 7, 2006, Mr. Follo and the Company entered into a separation agreement, pursuant to which, among other things, the Company accelerated the vesting of all of Mr. Follo’s equity. The number of shares presented assumes no sales since his departure from the Company.

(14)	Consists of 179,345 shares of Class A Common Stock and options to acquire 141,666 shares of Class A Common Stock. Does not include unvested options to acquire 283,334 shares of Class A Common Stock. Of the 179,345 shares of Class A Common Stock reported, 100,000 shares are subject to restrictions.

(15)	Consists of 45,000 shares of Class A Common Stock, all of which are subject to restrictions.

(16)	Consists of 70,190 shares of Class A Common Stock and options to acquire 6,250 shares of Class A Common Stock. Does not include unvested options to acquire 6,250 shares of Class A Common Stock. Of the 70,190 shares of Class A Common Stock reported, 31,250 shares are subject to restrictions.

(17)	Consists of 100,182 shares of Class A Common Stock and options to acquire 81,236 shares of Class A Common Stock. Does not include unvested options to acquire 6,250 shares of Class A Common Stock. Of the 100,182 shares of Class A Common Stock reported, 28,125 shares are subject to restrictions.

(18)	Consists of 1,205,417 shares of Class A Common Stock and options to acquire 513,316 shares of Class A Common Stock, including fractional shares owned by Messrs. Goldstein and Singer.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our executive officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file initial statements of beneficial ownership (Form 3) and statements of changes in beneficial ownership (Forms 4 and 5) of our common stock with the Securities and Exchange Commission. Such persons are required by the Securities and Exchange Commission rules to furnish us with copies of all such forms they file. Based solely on a review of the copies of such forms furnished to us and/or written representations that no additional forms were required, we believe that all our officers, directors and greater than 10% beneficial owners timely filed all such required forms with respect to 2005 transactions except (i) for Alexis Gilbert Stewart, a Form 3 and a Form 4 filed in June related to her proxy with respect to shares owned by Martha Stewart, (ii) for Richard Boyko, Michael Goldstein, Charles Koppelman and Wenda Millard, Forms 4 filed in October relating to shares distributed to them in consideration of their service on our board of directors, and (iii) for Charles Koppelman, a Form 4 filed in October relating to shares issued to him in connection with his initial consulting agreement.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Transactions With Martha Stewart

Location Rental Agreement

We have a location rental agreement with Ms. Stewart relating to our use of various properties owned by her. We have historically made extensive use of these properties for television filming and photography, and also for research and development of content and products and various other commercial purposes. In connection with the execution of our employment agreement with Ms. Stewart in 2004, we entered into a new location rental agreement with Ms. Stewart relating to the Company’s use of her properties, substantially in the form of the prior location rental agreement. Unless earlier terminated, the agreement is for a three year term and provides for annual payments to Ms. Stewart of $500,000, which increases to $750,000 in years in which we produce any original network, cable or syndicated television show for which Ms. Stewart serves as on-air talent.

In the event that Ms. Stewart’s employment is terminated without cause, or she terminates employment for good reason prior to the scheduled expiration date, we will be obligated to pay the remaining amount due under the location rental agreement and we will lose our access to these properties.

In 2005, Ms. Stewart reimbursed us approximately $343,000 for certain services provided by our personnel, primarily in connection with MS Real Estate Management Company.

Intellectual Property License Agreement

We have entered into an Intellectual Property License and Preservation Agreement with Ms. Stewart that, as of the time of our initial public offering, replaced a prior non-perpetual license agreement entered into in February 1997. Under the terms of the current license agreement, Ms. Stewart granted us an exclusive, worldwide, perpetual royalty-free license to use her name, likeness, image, voice and signature for our products and services. We are currently the owner of the primary trademarks employed in our business and, under the license agreement, we generally have the right to develop and register in our name trademarks that incorporate the Martha Stewart name, such as Martha Stewart Living, and to use exclusively these marks in our business. If Ms. Stewart ceases to control us, we will continue to have those rights, including the right to use those marks for any new business as long as such new business is substantially consistent with the image, look and goodwill of the licensed marks at the time that Ms. Stewart ceases to control us. In connection with the changes in Ms. Stewart’s position and responsibilities in June 2003 and subsequently, Ms. Stewart agreed that these changes would not be deemed to constitute a cessation of control for purposes of the license agreement.

In the event that we terminate Ms. Stewart’s employment without cause or she terminates her employment for good reason, each as defined in her employment agreement, the license will cease to be exclusive and we will be limited in our ability to create new marks incorporating her name, likeness, image, publicity and signature. In these circumstances, Ms. Stewart would receive the right to use her name in other businesses that could directly compete with us, including with our magazine, television and merchandising businesses. In addition, if Ms. Stewart’s employment terminates under these circumstances, Ms. Stewart would receive in perpetuity a royalty of 3% of the revenues we derive from any of our products or services bearing any of the licensed marks. The intellectual property license agreement contains various customary provisions regarding our obligations to preserve the quality of the licensed marks and to protect these marks from infringement by third parties. The term of the license is perpetual; however, Ms. Stewart may terminate the license if we fail to make the royalty payments described above.

Claim For Expense Reimbursement

Ms. Stewart has submitted a claim, pursuant to our By-laws, for reimbursement of certain expenses relating to her defense of the count of the federal criminal indictment against her alleging she made false and misleading statements intended to influence the price of our stock. Ms. Stewart’s defense of this count was successful and a judgment of acquittal was entered in her favor. We and Ms. Stewart submitted the question of whether or not she is entitled to indemnification to an independent expert on Delaware law. On March  15, 2005, the independent expert determined that Ms. Stewart is entitled to indemnification. Accordingly, we reimbursed Ms. Stewart $2.8 million for this claim. We believe that most of the amount reimbursed to Ms. Stewart will be reimbursable to us under our Director & Officer insurance policy.

Split-Dollar Life Insurance Agreement

In 2001, we entered into a split-dollar life insurance agreement with Ms. Stewart and the MS Partnership, a partnership controlled by Ms. Stewart, pursuant to which we agreed to pay a significant portion of the premiums on a whole life insurance policy insuring Ms. Stewart. The policy is owned by and benefits the MS Partnership. We will be repaid the cumulative premium payments made by us under the arrangement upon the earlier of Ms. Stewart’s death or the voluntary termination of the arrangement by Ms. Stewart out of the policies’ existing surrender value at the time of prepayment. In 2002, the arrangement was amended such that the Company would not be obligated to make further premium payments unless legislation permits such payments. As of December 31, 2005 the aggregate amount paid by the Company under this arrangement is $2,238,000.

OTHER RELATIONSHIPS

Ms. Margaret Christiansen, Ms. Stewart’s sister-in-law, is a Senior Vice President, Business Manager of MSO and received $160,000 as compensation in 2005. Mr. Randy Plimpton, Ms. Stewart’s brother-in-law, is our property manager, responsible for MSO property management and support services and received $146,000 as compensation in 2005. Ms. Alexis Stewart, Ms. Stewart’s daughter, works for us as radio talent and as a merchandising and publishing adviser. Alexis Stewart was paid $131,000 as compensation in 2005. The Company also paid Martha Stewart’s sister a consulting fee of $70,000 for editorial services in 2005. The company employs the daughter of Charles Koppelman, Chairman of the Board of the Company, as radio talent. She was paid $48,000 for her services in 2005.

The Company made a financial commitment of $100,000 to the VCU Adcenter with which Rick Boyko, a Company Director, is affiliated. The VCU Adcenter is part of the non-profit Virginia Commonwealth University.

PERFORMANCE GRAPH

The following graph compares the performance of our Class A Common Stock with that of the S&P 500 Index and the stocks included in the Media General Financial Services database under the Standard Industry Code 2721 (Publishing-Periodicals) (the “Publishing Index”) during the period commencing on December 31, 2000 and ending on December 31, 2005. The graph assumes that $100 was invested in each of our Class A Common Stock*, the S&P 500 Index and the Publishing Index** at the beginning of the relevant period, is calculated as of the end of each calendar month and assumes reinvestment of dividends. The performance shown in the graph represents past performance and should not be considered an indication of future performance.

COMPARE CUMULATIVE TOTAL RETURN
AMONG MARTHA STEWART LIVING OMNIMEDIA, INC.,
S&P COMPOSITE INDEX AND SIC CODE INDEX

ASSUMES $100 INVESTED ON DEC. 31, 2000

*  The hypothetical investment price in our Class A Common Stock is $20.06 per share at 12/31/00.
**  The Publishing Index consists of companies that are primarily publishers of periodicals, although many also conduct other businesses, including owning and operating television stations and cable networks, and is weighted according to market capitalization of the companies in the index. The hypothetical investment assumes investment in a portfolio of equity securities that mirror the composition of the Publishing Index.

REPORT OF THE AUDIT COMMITTEE

The primary purpose of the Audit Committee is to assist the Board in monitoring the integrity of our financial statements, our independent auditor’s qualifications and independence, the performance of our independent auditor and our compliance with legal and regulatory requirements. The Board, in its business judgment, has determined that all members of the Committee are “independent,” as required by applicable listing standards of the New York Stock Exchange. The Audit Committee operates pursuant to a charter, a copy of which is available on the Company’s website (www.marthastewart.com) under the link for “Investor Relations.” Upon written request to the Corporate Secretary, Martha Stewart Living Omnimedia, Inc., 11 West 42nd Street, New York, New York 10036, without charge we will provide each stockholder with a copy of our Audit Committee charter.

Management is responsible for the preparation, presentation and integrity of MSO’s financial statements, accounting and financial reporting principles and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent auditor for MSO’s 2005 fiscal year, Ernst & Young LLP, was responsible for performing an independent audit of the consolidated financial statements in accordance with generally accepted auditing standards.

In performing its oversight role, the Audit Committee has, among other things covered in its charter, reviewed and discussed the audited financial statements with management and the independent auditor. The Audit Committee has also discussed with the independent auditor the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as currently in effect. The Committee has received the written disclosures and the letter from the independent auditor required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as currently in effect. The Audit Committee has also considered whether the provision of non-audit services by the independent auditor is compatible with maintaining the auditor’s independence and has discussed with the auditor the auditor’s independence.

Based on the reports and discussions described in this report, and subject to the limitations on the role and responsibilities of the Audit Committee referred to in this report and in the charter, the Audit Committee recommended to the Board that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2005.

The members of the Audit Committee are not professionally engaged in the practice of auditing or accounting and are not necessarily experts in the fields of accounting or auditing, including in respect of auditor independence. Members of the Committee rely without independent verification on the information provided to them and on the representations made by management and the independent auditor. Accordingly, the Audit Committee’s oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee’s considerations, efforts and discussions referred to above do not assure that the audit of MSO’s financial statements has been carried out in accordance with generally accepted auditing standards, that the financial statements are presented in accordance with generally accepted accounting principles or that Ernst & Young LLP is in fact “independent.”

Members of the Audit Committee

Bradley E. Singer
Wenda Harris Millard
Thomas C. Siekman

INDEPENDENT PUBLIC ACCOUNTANTS

Ernst & Young LLP has served as our independent accounting firm since May  7, 2002. In performing its oversight role, the Audit Committee will review whether to retain Ernst & Young LLP as our independent accounting firm for the 2006 fiscal year as part of its regular process of recommending an independent auditor to the Board. A representative of Ernst & Young LLP is expected to be present at the Annual Meeting and will be given an opportunity to make a statement if he or she so chooses and is expected to be available to respond to appropriate questions.

PRINCIPAL ACCOUNTANT FEES AND SERVICES

The following table presents fees for professional services rendered by Ernst & Young LLP for the audit of the Company’s annual financial statements for fiscal 2005 and 2004 and the reviews of the financial statements included in the Company’s Quarterly Reports on Form 10-Q for those years, and fees billed for audit-related services, tax services and all other services rendered by Ernst & Young LLP for fiscal 2005 and 2004.

	Fiscal 2005	Fiscal 2004

(1) Audit fees(a)	$750,000	$850,000
(2) Audit fees(b)	28,990	59,000
(3) Tax fees(c)	108,190	427,192
(4) All other fees(d)	—	—

(a)	Audit fees include the audit of internal controls over financial reporting.

(b)	Principally for audits of the financial statements of the Company’s 401(k) employee benefit plan and other miscellaneous accounting and auditing matters.

(c)	Principally for corporate income tax compliance ($22,500, $74,700 and $17,500 in 2005, 2004 and 2003, respectively), tax audits ($8,500, $120,191 and $226,434 in 2005, 2004 and 2003, respectively) and miscellaneous tax matters ($77,190, $232,301 and $150,835 in 2005, 2004 and 2003, respectively).

(d)	Principally for corporate governance — related policy and implementation of certain new accounting rules for intangible assets.

All audit-related services, tax services and other services were pre-approved by the Audit Committee, which concluded that the provision of such services by Ernst & Young LLP was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions. The Audit Committee’s Audit and Non-Audit Services Pre-Approval Policy provides for pre-approval of audit, audit-related and tax services specifically described by the Audit Committee on an annual basis and, in addition, individual engagements anticipated to exceed pre-established thresholds must be separately approved. The policy authorizes the Audit Committee to delegate to one or more of its members pre-approval authority with respect to permitted services.

ANNUAL REPORTS

Upon written request to the Corporate Secretary, Martha Stewart Living Omnimedia, Inc., 11 West 42nd Street, New York, New York 10036, we will provide without charge to each person requesting a copy of our 2005 Annual Report on Form 10-K, including the financial statements and financial statement schedules filed therewith. We will furnish a requesting stockholder with any exhibit not contained therein upon specific request. Our Annual Report on Form 10-K is not proxy soliciting material.

“HOUSEHOLDING” OF PROXY MATERIALS

The Securities and Exchange Commission has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more shareholders sharing the same address by delivering a single proxy statement addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for shareholders and cost savings for companies. The Company and some brokers household proxy materials, delivering a single proxy statement to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker or us that they or we will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement or if you are receiving multiple copies of the proxy statement and wish to receive only one, please notify your broker if your shares are held in a brokerage account or us if you hold registered shares. You can notify us by sending a written request to the Corporate Secretary, Martha Stewart Living Omnimedia, Inc., 11 West 42nd Street, New York, New York 10036, (212) 827-8000.

PROPOSALS OF STOCKHOLDERS

We currently intend to hold our next annual meeting in May 2007. Stockholders who intend to have a proposal considered for inclusion in our proxy materials for presentation at the 2007 Annual Meeting of Stockholders must submit the proposal to us at our principal executive offices, addressed to our Corporate Secretary, no later than December 8, 2006. Assuming that the 2007 Annual Meeting of Stockholders is held no more than 30 days before, and no more than 60 days after, the anniversary date of the Company’s 2006 Annual Meeting of Stockholders, stockholders who intend to present a proposal at the 2007 Annual Meeting of Stockholders without inclusion of such proposal in our proxy materials are required to provide us notice of such proposal no later than March 17, 2007. In the event that the date of the 2007 Annual Meeting of Stockholders is more than 30 days before, or more than 60 days after, such anniversary date, notice of any such proposal must be provided to us no later than the later of the 60th day prior to the date of the 2007 Annual Meeting of Stockholders or the tenth day following the first public announcement of the date of the meeting. Additionally, stockholders must comply with other applicable requirements contained in our by-laws. We reserve the right to reject, rule out of order or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements contained in our by-laws and applicable laws.

OTHER MATTERS

Our Board has no knowledge of any other matters to be presented at the Annual Meeting other than those described herein. If any other matters should properly come before the meeting, it is the intention of the persons designated in the proxy to vote on them according to their best judgment.

YOUR VOTE IS IMPORTANT. OUR BOARD URGES YOU TO MARK, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE AS SOON AS POSSIBLE. IN THE ALTERNATIVE, SHAREHOLDERS MAY VOTE VIA THE INTERNET OR TELEPHONE AS DESCRIBED IN THE ENCLOSED MATERIALS.

If you have any questions or need assistance in voting your shares, please contact Martha Stewart Living Omnimedia, Inc. at (212) 827-8455.

New York, New York
April 7, 2006

MARTHA STEWART LIVING OMNIMEDIA, INC.
P.O. BOX 3500
SOUTH HACKENSACK, NJ 07606-3500
Vote by Internet or Telephone or Mail
24 Hours a Day, 7 Days a Week
VOTE BY INTERNET — www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER
COMMUNICATIONS
If you would like to receive all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet, please sign up for electronic delivery. Follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.
VOTE BY PHONE — 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Martha Stewart Living Omnimedia, Inc., c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.
If you vote your proxy by Internet or by telephone,
you do NOT need to mail back your proxy card.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:                    MARTH1          KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

MARTHA STEWART LIVING OMNIMEDIA
The Board of Directors recommends a vote FOR:

1.	The election to the Board of Directors of the
8 nominees named below:
Nominees:
	01	Rick Boyko
	02	Michael Goldstein
	03	Jill A. Greenthal
	04	Charles A. Koppelman
	05	Susan Lyne
	06	Wenda Harris Millard
	07	Thomas C. Siekman
	08	Bradley E. Singer

For All	Withhold All	For All Except	To withhold authority to vote for one or more individual nominees, mark “For All Except” and write the name(s) of such person(s) on the line below.
☐	☐	☐

IMPORTANT: Please sign this proxy card exactly as your name or names appear(s) elsewhere on this card. Joint tenants should each sign. When signing as executor, administrator, trustee, guardian or other similar capacity, please give your full title as such. If this signature is by a corporation, a duly authorized officer of the corporation should sign in full the corporation’s name. If the signature is by a partnership, a partner should sign the full partnership name.

For address changes and/or comments, please check this box and write them on the back where indicated		☐

Please indicate if you plan to attend this meeting	☐		☐
	Yes		No

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

                    PROXY
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
MARTHA STEWART LIVING OMNIMEDIA, INC.
     The undersigned hereby appoints Howard Hochhauser and John Cuti as proxies, each with power to act without the other and with power of substitution, and hereby authorizes them to represent and vote, as designated on the other side, all the shares of Common Stock of Martha Stewart Living Omnimedia, Inc. (the “Company”) held of record by the undersigned on March 27, 2006, standing in the name of the undersigned with all powers which the undersigned would possess if present at the Annual Meeting of Stockholders of the Company to be held on May 16, 2006 or at any adjournment or postponement thereof. Receipt of the Notice of the 2006 Annual Meeting of Stockholders and Proxy Statement is hereby acknowledged.
     This proxy, when properly executed, will be voted in the manner directed by you. If you do not give any direction, the Proxy will be voted “FOR” the election of the nominees of the Board of Directors of the Company and in the discretion of the proxies upon such other matters as may properly come before the Annual Meeting.
     In order for your vote to be submitted by proxy, you must (i) properly complete the telephone or Internet voting instructions or (ii) properly complete and return this proxy in order that in either case, your vote is received no later than 11:59 p.m. Eastern Standard Time on May 15, 2006. Submitting your proxy via the Internet or by telephone will not affect your right to vote in person should you decide to attend the Annual Meeting.

Address Changes/Comments: _________________________________________________________________________________
_________________________________________________________________________________________________________
(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)
(Continued, and to be marked, dated and signed, on the other side)